Exhibit 1


                       STOCK PURCHASE AND PLEDGE AGREEMENT

     This STOCK PURCHASE AND PLEDGE AGREEMENT (this "Agreement"), dated as of February 28, 2003, is made by and between Microfield Graphics, Inc. ("Pledgor") and Steelcase Inc. ("Pledgee").

                                    RECITALS

     A. Pledgor desires to purchase from Pledgee 951,445 shares of Pledgor Common Stock (the "Common Stock") owned by Pledgee (the "Purchase"), and Pledgee desires to sell such Common Stock to Pledgor, pursuant to the terms and conditions set forth below.

     B. The purchase price for the Common Stock ("Purchase Price") will be paid over three years, subject to adjustment as described below, and will be evidenced by a Promissory Note from Pledgor to Pledgee dated as of the date hereof (the "Note").

     C. As a condition to permitting payment of the purchase price by the Note, Pledgee has required that Pledgor grant Pledgee a continuing security interest in the Common Stock, on the terms and conditions set forth in this Agreement, and Pledgor has agreed to make such pledge.

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Purchase and Sale. Upon the terms and conditions set forth in this Agreement, Pledgee hereby sells, assigns and delivers to Pledgor, and Pledgor hereby purchases and accepts from Pledgee, the Common Stock. Pledgee represents and warrants to Pledgor (i) that it owns the Common Stock free and clear of any liens (including tax liens), forfeitures, pledges, penalties, charges, encumbrances, buy-sell agreements, rights of first refusal, equities or claims or rights of others whatsoever, (ii) it is the owner of record and the beneficial owner of the Common Stock and (iii) it has the requisite power, authority and legal right to transfer the Common Stock to Pledgor, and this Agreement constitutes the legal, valid and binding obligation of Pledgee, enforceable against Pledgee in accordance with its terms. Except as set forth in this Section 1, Pledgee makes no representations or warranties with regard to the Common Stock or its ownership in such Common Stock, and Pledgor understands and agrees that it is purchasing the Common Stock without relying upon any such representations or warranties from Pledgee.

     2. Purchase Price. In consideration of the sale, assignment and delivery of the Common Stock, Pledgor will pay to Pledgee for the Common Stock an amount equal to $0.22 per share of Common Stock, or $209,317.90, subject to adjustment as described in Section 3 below. Notwithstanding anything in this Agreement to the contrary, at any time within 180 days after the date of this Agreement, Pledgor may prepay the entire deferred purchase price owed under the Note by making a lump sum payment of $0.20 per share (as appropriately adjusted to reflect the value of the Common Stock after giving effect to stock splits, dividends, reorganizations and recapitalizations and other similar transactions occurring after the date hereof), or $190,289, together with all accrued and unpaid interest through the date of such prepayment.


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     3. Purchase Price Adjustment.

          a. Maturity Date Adjustment. Unless previously calculated pursuant to
     Section 3.b below, on the third anniversary of the date hereof (the "Maturity Date"), the parties shall calculate the average closing price of Pledgor's common stock on the principal market on which such common stock is traded, for each day the common stock is traded within the 180 day period ending on the last business day immediately prior to the Maturity Date (the "Average Share Price"). If the Average Share Price is greater than $0.22 per share, the purchase price payable hereunder will increase to the amount equal to the sum of (a) $209,317.90 plus (b) an additional amount which equals 951,445 shares (as appropriately adjusted to reflect the value of the Common Stock after giving effect to stock splits, dividends, reorganizations, recapitalizations and other similar transactions occurring after the date hereof) multiplied by the excess of the Average Share Price over $0.22 per share (as appropriately adjusted to reflect the value of the Common Stock after giving effect to stock splits, dividends, reorganizations and recapitalizations and other similar transactions occurring after the date hereof). The principal amount payable under the Note will be increased accordingly. Thus, for example, if the Average Share Price is $0.30 per share, on the Maturity Date, the total purchase price payable hereunder will equal $285,433.50 ($209,317.90 plus $76,115.60 (951,445 shares (as adjusted) multiplied by $0.08 per share)). Notwithstanding the foregoing, the maximum Average Share Price permitted will be $0.35 (as appropriately adjusted to reflect the value of the Common Stock after giving effect to stock splits, dividends, reorganizations and recapitalizations and other similar transactions occurring after the date hereof).

          b. Prepayment Adjustment. If the Note is prepaid, after the initial 180 day period provided in Section 1, the Average Share Price shall be calculated by using the average closing price of Pledgor's common stock on the principal market on which such common stock is traded, for each day the common stock is traded within the 180 day period ending on the last business day immediately prior to the prepayment date. Once the Average Share Price has been determined, the parties will use the formula set forth in Section 3.a above to calculate any increase in the purchase price. Any purchase price increase will be evidenced by an increase in the principal amount due under the Note, and such increase will be paid on the prepayment date. Notwithstanding the foregoing, the maximum Average Share Price permitted will be $0.35 (as appropriately adjusted to reflect the value of the Common Stock after giving effect to stock splits, dividends, reorganizations and recapitalizations and other similar transactions occurring after the date hereof). If the parties calculate the Average Share Price pursuant to this Section 3.b, there shall be no additional adjustment on the Maturity Date pursuant to Section 3.a above.


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          c. Sale Adjustment. Unless otherwise previously paid in accordance with the terms of the Note, in addition to the purchase price adjustment contemplated by Sections 3.a or 3.b above, if at any time within eighteen
     (18) months of the date of this Agreement:

               I. (i) Pledgor engages in a transaction or series of related transactions which results in a sale of all or substantially all of its assets or (ii) Pledgor and its shareholders engage in a transaction or a series of related transactions (whether by stock sale, merger, consolidation or other type of transaction) as a result of which (x) the holders of the shares of Pledgor common stock issued and outstanding immediately prior to such transaction(s) hold less than 50% of the voting power of Pledgor or other surviving entity of such transaction(s), and (y) the majority of the Board of Directors of Pledgor or such surviving entity following such transaction(s) were not members of the Board of Directors of Pledgor immediately prior to such transaction(s), the Note shall become immediately due payable, plus all accrued and unpaid interest, and payable and the purchase price for the Common Stock shall be increased by an amount equal to the excess value, over the amount of the Note, which Pledgee would have received if it had been the owner of the Common Stock at the time of such transaction(s), with such excess consideration payable in the same form received by the shareholders of Pledgor in such transaction(s).

               II. Pledgor issues shares of its stock in a transaction or a series of related transactions and, as a result, (x) the number of shares of Pledgor common stock issued and outstanding following such transaction(s) is more than twice the number of shares of Pledgor common stock issued and outstanding as of the date of the Note (excluding, for the purpose of such calculation, the Common Stock) and
          (y) the majority of the Board of Directors of Pledgor following such transaction(s) were not members of the Board of Directors of Pledgor as of the date of the Note, then the Note shall become immediately due and payable, plus all accrued and unpaid interest, and the purchase price for the Common Stock shall be increased by an amount equal to the market value of the Common Stock, measured immediately prior to the time of such transaction(s), less the amount of the Note, payable by the issuance by Pledgor of a number of shares of Pledgor common stock equal to (a) such excess value divided by (b) the market value of a share of Pledgor common stock measured immediately after the time of such transaction(s).

     4. Pledge. As collateral security for the payment and performance when due of the Note, Pledgor hereby pledges, assigns, transfers and grants to Pledgee for its benefit, a continuing first priority security interest in and to all of the right, title and interest of Pledgor in, to and under the Common Stock, including all dividends (including dividends payable in the form of additional shares of Pledgor common stock), cash, options, warrants, rights, instruments, distributions, returns of capital, income, profits and other property, interests or proceeds from time to time received, receivable or otherwise distributed to Pledgor in respect of or in exchange for any or all of the Common Stock (any such distribution will be deemed to be part of the Common Stock). In addition, the security interest will include all registration rights granted pursuant to the Registration Rights Agreement, dated March 19, 1998, as amended, between Pledgor and Pledgee.


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     5. Secured Obligations. This Agreement secures, and the Common Stock are collateral security for, the payment and performance in full when due, whether at stated maturity, by acceleration or otherwise of the Note (including, without limitation, obligations to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the Note).

     6. Delivery of Common Stock. All certificates or instruments representing or evidencing the Common Stock will immediately upon execution of this Agreement be delivered to the Pledgee and held by the Pledgee on the terms herein. All Common Stock will be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Pledgee. Pledgee may, from time to time, in its sole discretion, appoint one or more agents or nominees to hold physical custody, for the account of Pledgee, of any or all certificates representing the Common Stock.

     7. Representations, Warranties and Covenants. Pledgor represents, warrants and covenants as follows:

          (a) No Liens. Following the sale transaction contemplated by this Agreement, and at the time of any delivery of any Common Stock to Pledgee pursuant to Section 6 of this Agreement Pledgor will be, the sole legal and beneficial owner of the Common Stock. All shares of Common Stock are on the date hereof, and will be, so owned by Pledgor free and clear of any liens (including tax liens), forfeitures, pledges, penalties, charges, encumbrances, buy-sell agreements, rights of first refusal, equities or claims or rights of others whatsoever except for the lien created by this Agreement.

          (b) Authorization; Enforceability. Pledgor has the requisite power, authority and legal right to pledge and grant a security interest in the Common Stock pursuant to this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms.

          (c) No Consents. No consent of any and no consent, authorization, approval, license or other action by, and no notice to or filing with, any governmental authority or regulatory body or other person is required on the date hereof for the pledge by Pledgor of the Common Stock pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Pledgor.

     8. Voting Rights.

          (a) So long as no Event of Default (as defined in the Note) will have occurred, Pledgor will be entitled to exercise any and all voting and other consensual rights pertaining to the Common Stock or any part thereof for any purpose not inconsistent with the terms or purpose of this Agreement; provided, however, that Pledgor will not in any event exercise such rights in any manner which will reasonably be expected to have a material adverse effect on the validity of the security interest intended to be provided by this Agreement.


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          (b) Upon the occurrence of an Event of Default and delivery of the
     Common Stock (as contemplated under Section 11 below), all rights to exercise the voting and other consensual rights Pledgor would otherwise be entitled to exercise pursuant to Section 8(a) hereof will cease, and all such rights will thereupon become vested in the Pledgee, which will thereupon have the sole right to exercise such voting and other consensual rights.

     9. Dividends on Common Stock. All dividends on the Common Stock shall be paid to Pledgor, provided that no Event of Default shall have occurred and be continuing.

     10. Transfers. Pledgor will not (i) sell, convey, assign or otherwise dispose of, or grant any option, right or warrant with respect to, any of the Common Stock or (ii) create or permit to exist any lien upon or with respect to any Common Stock other than the lien and security interest granted to Pledgee pursuant to this Agreement.

     11. Remedies upon Default. Upon the occurrence of an Event of Default, Pledgee will have the right, in addition to any other remedy available to Pledgee, to foreclose on the Common Stock from Pledgor and take and exercise all rights of ownership with respect thereto, including causing the registration of the Common Stock in the name of Pledgee or its designee(s).

     12. No Waiver; Cumulative Remedies. No failure on the part of Pledgee to exercise, no course of dealing with respect to, and no delay on the part of Pledgee in exercising, any right, power or remedy hereunder will operate as a waiver thereof; nor will any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law, at equity or otherwise.

     13. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision of this Agreement, nor consent to any departure by Pledgor therefrom, will be effective unless in writing and signed by Pledgor and Pledgee. Any amendment, modification or supplement of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by Pledgor from the terms of any provision of this Agreement will be effective only in the specific instance and for the specific purpose for which made or given.

     14. Termination; Release; Reinstatement.

          (a) On the second anniversary of the date of this Agreement, if Pledgor has made all due and owing payments in accordance with the terms of this Agreement and the Note, Pledgee will execute and deliver a release of its security interest on 317,148 shares of common stock (one-third of the Common Stock) (the "Released Shares"), and will redeliver to Pledgor such Released Shares.


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

          (b) When the Note has been paid and performed in full, this Agreement will terminate and Pledgee will return the Note to Pledgor, marked "Cancelled". Upon termination of this Agreement, Pledgee will redeliver to Pledgor the Common Stock as may still be in the possession of Pledgee and as will not have been previously transferred to the Pledgee pursuant to the terms hereof.

          (c) If any of the payments under the Note are recovered or subsequently set aside, invalidated, declared to be fraudulent or preferential or required to be repaid, this Agreement will be reinstated and Pledgor will take all steps reasonably required to effectuate such a reinstatement, including the redelivery to Pledgee of the Common Stock to be held as security hereunder.

     15. Attorney-in-Fact. Pledgor hereby irrevocably appoints Pledgee as his attorney-in-fact to arrange for the transfer, at any time after the occurrence of an Event of Default, of the Common Stock on the books and records of Pledgor to the name of Pledgee or his nominee.

     16. Further Assurances. From time to time upon the written request of either party, such other party will execute and deliver such further documents and do such further things as the requesting party may reasonably request in order to effect the purposes of this Agreement.

     17. Notices. Any notice or other communication required or permitted to be given under this Agreement will be sufficient if it is in writing and delivered personally, telecopied or mailed, certified, registered or first-class mail, or recognized overnight courier, postage prepaid, and will be deemed given when so delivered personally or telecopied, or, if mailed by certified, registered or first-class mail, five business days after the date of mailing, or, if mailed by recognized overnight courier, one day after the date of mailing, addressed (or as otherwise specified by any party by notice to the other party in accordance with this Section, provided that change of address notices will be effective only upon receipt thereof), in the case of Pledgee, to Steelcase Inc., 901-44th Street S.E., Grand Rapids, Michigan 49508, Attention: Chief Legal Officer, and in the case of Pledgor, to Microfield Graphics, Inc., 1631 N.W. Thurman, 3rd Floor, Portland, Oregon 97209, Attn: Steven M. Wright, President.

     18. Governing Law. This Agreement and the rights, remedies and duties of the parties in connection with this Agreement will be governed by, and will be construed and enforced in accordance with, the laws of the State of Oregon, without regard to principles of conflicts of laws.

     19. Entire Agreement. This Agreement and the Note contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and the Note, and supersedes all prior agreements or commitments, written or oral, with respect thereto.

     20. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable will be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.


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

     21. Headings. The Section headings used in this Agreement are for convenience of reference only and will not affect the construction of this Agreement.

     22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Pledgor and Pledgee have caused this Stock Purchase and Pledge Agreement to be duly executed and delivered as of the date first above written.

                                               MICROFIELD GRAPHICS, INC.

                                               By: /s/  Steve Wright
                                                  ------------------------------
                                              Its: CEO/President



                                               STEELCASE INC.

                                               By: /s/  Terrance J. Lenhardt
                                                  ------------------------------
                                              Its:  V.P. Corporate
                                                    Strategy & Development

                                                    2/28/03



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